Exhibit 10.6

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (“Agreement”) is made and entered effective this January 1, 2016, by and between DERMAdoctor, LLC, a Missouri limited liability company (“Company”), and Jeffrey R. Kunin (“Principal”).

WHEREAS, Principal owns certain shares in Papillon Partners, Inc., a Missouri corporation (the “Original Member”), which in turn owns 525,000 Class B Units in the Company, such Class B Units issued in accordance with the terms and conditions of the First Amended and Restated Operating Agreement of the Company dated as of January 1, 2016 (the “Operating Agreement”);

WHEREAS, pursuant to that certain Securities Purchase Agreement dated January 1, 2016 (the “Securities Purchase Agreement”) between Midwest Growth Partners, LLLP, an Iowa limited liability limited partnership (“Investor”) and the Company, Investor (or its designee) is acquiring 475,000 Class A Units in the Company, such Class A Units to be issued in accordance with the terms and conditions of the Operating Agreement;

WHEREAS, as a condition for Investor to close the transactions contemplated by the Securities Purchase Agreement, Principal is required to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Not to Carry On Similar Business. During the period during which Principal remains a shareholder of the Original Member of the Company, and for a period of two (2) years after the Principal ceases to be a shareholder of the Original Member, Principal will not directly or indirectly, in the territory comprised of the continental United States, or any city in which the Company actually performs or provides the Services, as defined below (whichever is least restrictive):

(a) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of, a publicly held company), engage in the business of developing, manufacturing and distributing skin care products and related products and services, in addition to any other services or products which the Company may sell or provide while Principal is a beneficial owner of the Company (the “Services”).

(b) recruit, solicit or induce, or attempt to induce employee(s) of Company, or any vendor(s) or subcontractor(s) of Company, to terminate their employment with, or otherwise cease their relationship with, Company, as the case may be; or

(c) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of Company which were contacted, solicited or served by Company while Principal was a member of Company.

If any restriction set forth in this Section 1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

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Notwithstanding anything herein to the contrary, the restrictions in this Section 1 shall in no way prohibit Employee from engaging in the practice of medicine in the event of termination of this Agreement, so long as Employee does not sell, provide or perform any Services in violation of this Section 1.

2. Confidential Information.

(a) As used in this Agreement, the term “Confidential Information” shall include, by way of illustration, but not limitation, financial data, research data, personnel data, customer and potential customer lists, computer software, computer programs and all other types of computer technology, manufacturing processes, methods and formulas, marketing data, sales techniques, and advertising, traveling and canvassing methods, brochures or instructions relating to the products, services or business of Company (including Confidential Information related to the assets purchased by the Company) or any customer or potential customer of Company. A “potential customer” means a customer which the Principal or Company actively solicits through personal contact or direct correspondence prior to or during Principal’s association and employment with Company.

(b) By executing this Agreement, Principal acknowledges that he has been advised that Company wishes to preserve the Confidential Information as a secret. Principal further acknowledges that the Confidential Information shall be the property of Company and Company may, from time to time, identify other Confidential Information that it wishes to preserve as a secret.

(c) Principal shall not disclose, communicate or divulge to, or use for his own benefit or for the benefit of any other person, proprietorship, partnership, venture, association, firm, corporation or other entity, either during or subsequent to the term of employment of Principal by Company, any Confidential Information, whether or not patentable, of which Principal becomes informed during his association or employment with Company, whether or not developed by Principal or Company, unless first securing written consent of the Company. This obligation shall not apply to any Confidential Information which is or shall become a part of the public domain through no fault or negligence of Principal.

(d) Upon termination of Principal’s association or employment with Company, Principal shall promptly deliver to Company a copy of all manuals, letters, notes, notebooks, reports, programs, customer and potential customer lists, and all copies thereof, and all other materials of a secret and confidential nature related to the business of Company or any customer or potential customer of Company, which are in the possession or under the control of Principal.

(e) Notwithstanding anything herein to the contrary, the restrictions in this Section 6 shall in no way prohibit Employee, in the event of termination of this Agreement, from engaging in the practice of medicine so long as Employee does not sell, provide or perform any Service.

3. Records Belong To Company. All books, records, files, forms, reports, accounts, papers and documents and other information (including, without limitation, the Confidential Information and the Developments, if any) relating in any manner to Company’s business, vendors, suppliers, list brokers or customers, whether prepared by Principal or anyone else (“Records”), are the property of Company and shall be returned immediately to Company upon termination of employment or upon Company’s request at any time.

(a) Notwithstanding the foregoing, Principal may retain an electronic copy of any of these Records maintained on the departing Principal’s computer or other electronic device but will remain subject to the terms of this Agreement with regards to the use or communication of the information therein.

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(b) The rights to Records described in Section 3(a) shall not extend to financial reports on the Company, human resource records of the Company, or information which the Company is required to retain within the Company under a contractual or other legal obligation to do so. If such information is included in the files of the departing Principal’s computer or other electronic device, the departing Principal shall have an obligation to permanently delete such information from their electronic files within 30 days of leaving the Company and shall not share or otherwise disclose such information with parties outside the company.

4. Breach. The parties hereby agree that each of the foregoing matters is important, material and confidential, and gravely affect the effective and successful conduct of the business of Company. Further, the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of Company and are considered by the Principal to be reasonable for such purpose. Principal agrees that any breach of the terms and conditions of this Agreement is a material breach of this Agreement, from which Principal may be enjoined and for which the Principal shall also pay to Company all damages (including but not limited to compensatory, incidental, consequential and lost profits damages), which arise from the breach, together with interest, costs (including expert witness’ fees) and Company’s reasonable attorneys’ fees (through appeal) to enforce this Agreement.

5. Accounting for Profits. Principal covenants and agrees that, if Principal shall violate any of Principal’s covenants or restrictions under this Agreement, Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or other benefits that Principal directly or indirectly realized and/or may realize as a result of, growing out of, or in connection with, any such violation. These remedies shall be in addition to, and not in limitation of, any injunctive relief or other rights and remedies to which Company is or may be entitled at law, in equity or under this Agreement.

6. Reasonableness of Restrictions. Principal has carefully read and considered the provisions of this Agreement, and, having done so, agrees that the restrictions set forth herein, including, but not limited to, the time period restriction and the geographical areas restriction, are fair and reasonable and are reasonably required for the protection of the interests of Company and its officers, directors and other employees. Principal represents that Principal’s experience, capabilities, and personal assets are such that this Agreement does not deprive Principal from either earning a livelihood in the unrestricted business activities which remain open to Principal or from otherwise adequately and appropriately supporting him or herself. In the event that, notwithstanding the foregoing, any of the provisions of this Agreement shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid and unenforceable parts had not been included therein, and the definition, time period and/or restricted areas or activities that are deemed reasonable and enforceable by a court of competent jurisdiction shall be substituted for the terms deemed unreasonable.

7. Company Remedies for Threatened or Actual Breach. Principal acknowledges that Principal’s threatened or actual breach of any of the terms hereof will result in immediate, irreparable harm and injury to the Company, not adequately compensable by monetary relief. Principal agrees that damages alone will be inadequate protection for Company in the event of a breach or threatened breach or violation of any of the provisions of this Agreement. Company shall be entitled to an injunction restraining such breach or violation by Principal of any provision of this Agreement, and such injunctive remedy shall not be in limitation of, but in addition to, any other remedies authorized by law for the breach or threatened breach of this Agreement, including the recovery of monetary damages and reasonable attorneys’ fees. Nothing in this Agreement shall be construed to prohibit Company from also pursuing any other remedy, the parties having agreed that all remedies are cumulative.

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8. No Other Agreements. Principal represents that Principal has no agreements with or obligations to others concerning any Company records, developments or confidential information, nor does Principal have any agreements or obligations that might conflict or be otherwise inconsistent with Principal’s obligations under this Agreement.

9. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement. Notwithstanding the foregoing, the parties hereto agree that this Agreement shall be immediately null and void, and of no force and effect, in the event that the Company shall have defaulted in its obligations under any documents or agreements or default in their obligations under the Operating Agreement of the Company.

10. Jury Trial. THE COMPANY AND PRINCIPAL HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED OR RELATED TO THIS AGREEMENT.

11. Governing Laws. This Agreement shall be governed by the laws of the State of Missouri without regard to conflict of laws principles. Any lawsuit for breach shall be brought only in State or Federal Courts situated in Jackson County, Missouri, which shall be a proper venue.

12. No Waiver. Company may waive a provision of this Agreement only in a writing signed by unanimous consent of the Board of Managers of the Company. The waiver by Company of a breach by Principal of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Principal.

13. Assignment. The rights of Company under this Agreement may be assigned. Principal shall not assign his or her rights nor delegate his or her obligations under this Agreement.

14. Headings. The paragraph headings of this Agreement are not a substantive part of this Agreement and shall not limit or restrict this Agreement in any way.

15. Not Contract For Employment. This Agreement is not an employment contract and does not give Principal any employment rights. All employment rights of Principal shall be set forth in the Principal Agreement.

16. Complete Understanding; Amendment. This Agreement sets forth the entire agreement between the parties with respect to the matters contemplated hereby. This Agreement may not be changed, altered or amended, except by a writing signed by both parties.

17. Severability. If any part of this Agreement is void, voidable, invalid, or unenforceable, for any reason, the Agreement shall then be considered divisible as to such part with the remainder of the Agreement remaining as valid and binding as though such part were not included in the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of this January 1, 2016.

DERMAdoctor, LLC a Missouri
limited liability company

By:	/s/ Audrey Kunin
Name:	Audrey Kunin
Title:	President

PRINCIPAL:

/s/ Jeffrey R. Kunin
Name:	Jeffrey R. Kunin

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